Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue
Pittsburgh, PA 15219-1800
Tel 412 227 2001
News Release	www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Expands Presence in China

PITTSBURGH, PA – December 11, 2006 – Koppers Holdings Inc. (NYSE: KOP) today announced that it has entered into a joint venture agreement with two Chinese companies to construct a state-of-the-art tar distillation facility in the Hebei Province near the Jingtang Port. The plant will be capable of distilling approximately 300,000 metric tons of tar into various products including carbon pitch, carbon black oils, and naphthalene. Koppers will own a 30% interest in the facility and will partner with Kailuan Clean Coal Company, Ltd and Tangshan Iron & Steel Group Company, Limited. Tangshan Iron & Steel is Koppers joint venture partner for its existing Chinese tar distillation facility, Koppers (China) Carbon & Chemical Co., Ltd.

The plant will be located near Kailuan’s coke batteries, which will provide coal tar to the plant for use as a raw material. The plant will also be located near Koppers other joint venture in Tangshan, which includes a port facility to provide export capabilities. Koppers will be responsible for export sales of carbon pitch, naphthalene and carbon black oils from the facility. Koppers expects to use carbon pitch produced at this facility to help it meet expanding global aluminum industry demands. Carbon black oils and naphthalene are expected to be sold primarily into the local Chinese rubber and superplasticizer markets, respectively. Other related coal tar products will be sold locally as well. The startup of the new plant is planned to be in 2008.

Koppers President and CEO Walter W. Turner said, “We continue to believe that China is a key component of our growth strategy and that our presence there will continue to provide access to vital raw materials as well as additional marketing opportunities for our global carbon materials and chemicals products. We are extremely pleased to enter into a strategic relationship with Kailuan and expand our existing relationship with Tangshan Iron & Steel, which has been a very valuable partner for us in China.”

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia, China, the Pacific Rim and South Africa. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

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Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward- looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

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